Exhibit 10.1

FOR SETTLEMENT DISCUSSIONS ONLY

EXECUTION VERSION

Subject to Delaware Evidence Code 408

STRICTLY CONFIDENTIAL

INVESTORS SETTLEMENT AGREEMENT

This INVESTORS SETTLEMENT AGREEMENT is made and entered into as of May 21, 2013 (the “Agreement”) by and among LRAD Corporation, a Delaware corporation (the “Company”), and each of the other parties listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) listed on Exhibit A hereto;

WHEREAS, on July 23, 2012, Iroquois Master Fund, Ltd. (“Iroquois”) filed a derivative action in the Court of Chancery of the State of Delaware against certain officers and directors of the Company and the Company as a nominal defendant (the “Delaware Litigation”);

WHEREAS, on January 17, 2013, Iroquois, on behalf of the Investors, delivered a letter to the Company expressing an intention to nominate director candidates (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2013 annual meeting of stockholders (including any adjournment thereof, the “2013 Annual Meeting”);

WHEREAS, the Company and the Investors have reached an agreement with respect to the settlement of the Delaware Litigation, certain matters related to the 2013 Annual Meeting, including the Nomination Letter, and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Board of Directors Matters.

(a) The Investors and the Company hereby acknowledge and agree that:

(i) The Nominating and Corporate Governance Committee (or a duly constituted subcommittee thereof) (the “Nominating Committee”) of the Board will recommend for nomination and the Board will nominate Thomas R. Brown and Laura M. Clague (the “Continuing Directors”), General John G. Coburn and Dennis J. Wend (the “Investor Directors”) and Richard H. Osgood III (collectively, the “2013 Nominees”) for election at the 2013 Annual Meeting and will recommend a vote for the 2013 Nominees and solicit proxies from the Company’s stockholders for the election of the 2013 Nominees at the 2013 Annual Meeting. The Company agrees that it shall hold the 2013 Annual Meeting no later than July 31, 2013. If for any reason any of the Investor Directors or Mr. Osgood shall die or withdraw as a nominee prior to election, a replacement nominee proposed by the Investors and reasonably acceptable to the Company shall be substituted consistent with the provisions of clause (ii) hereof.

(ii) To the extent an Investor Director resigns for any reason other than pursuant to Section 5 or is otherwise unable to serve as a director or is removed as a director by the stockholders of the Company, in each case, during the Standstill Period, the Investors shall be entitled to designate, for consideration by the Nominating Committee as a replacement for such Investor Director, an individual who (A) qualifies as “independent” under the Nasdaq corporate governance standards, (B) has relevant business and financial experience, and (C) is qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”). The Nominating Committee, consistent with its fiduciary duties, shall consider such candidate within ten (10) business days after a completed customary director and officer questionnaire has been received by the Nominating Committee, and the Board shall appoint such candidate if approved by the Nominating Committee (whose approval and appointment shall not be unreasonably withheld) within five (5) business days (any such replacement director appointed in accordance with the provisions of this Section 1(a)(iii) shall be referred to as an “Investor Director” for the purposes of this Agreement). In the event the Nominating Committee shall decline to recommend any candidate designated by the Investors, the Investors may propose one or more replacement designees, subject to the above criteria.

(b) Upon execution of this Agreement, the Investors hereby irrevocably withdraw the Nomination Letter. Upon execution of this Agreement, the Company will promptly pay to the Investors their legal and advisory fees in connection with the Nomination Letter and this Agreement, invoices for which have been previously provided to the Company. For the avoidance of doubt, such legal and advisory fees shall not exceed $301,496.

Section 2. Voting Agreement.

(a) At the 2013 Annual Meeting, the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by each Investor and its Affiliates in favor of (i) the election of the 2013 Nominees and (ii) the following other matters recommended for stockholder approval by the Board: (A) ratification of the appointment of the Company’s independent registered public accounting firm and (B) an advisory vote on the compensation of the Company’s named executive officers.

(b) At any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof) during the Standstill Period (as defined below), the Investors agree to vote all shares of Common Stock beneficially owned by each Investor and its Affiliates in favor of the election to the Board of those director nominees nominated for election by the Nominating Committee or the Board and against the removal of any directors whose removal is not recommended by the Board.

(c) Each Investor agrees to, within ten (10) business days after receipt, execute and deliver to the Company, or cause to be executed and delivered to the Company, the proxy card sent to the Investors by the Company in connection with the 2013 Annual Meeting and any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof) during the Standstill Period (and any other legal proxies delivered to the Investors

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required to vote any shares held in “street name”) directing that the shares of Common Stock beneficially owned by such Investor, as of the applicable record date, be voted in accordance with Section 2(a) and Section 2(b).

Section 3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii) seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv) vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(v) except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vi) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(vii) take any action challenging the validity or enforceability of any provisions of this Section 3(a);

(viii) publicly request that the Company amend or waive any provision of this Section 3(a); or

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(ix) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

provided, however, that nothing in this Section 3(a) or elsewhere in this Agreement shall prohibit (A) an Investor Director, acting in his or her fiduciary capacity as a director of the Company, from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof, or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director of the Company; (B) an Investor Director, acting in his or her fiduciary capacity as a director of the Company, from making any statement or disclosure determined (on advice of outside legal counsel) to be required under the federal securities laws or other applicable laws; (C) any Investor from privately making any statement or expressing or disclosing such Investor’s views in private to the Chief Executive Officer, the Chief Financial Officer or another other officer or director of the Company; or (D) any Investor, Affiliate or Associate from voting in such manner as it deems appropriate on any matter unrelated to the election of directors of the Company and the other matters referenced in Section 2(a).

(b) As used in this Agreement:

(i) the term “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified with respect to the specific action at issue hereunder; the term “Associate” means any corporation or organization controlled by the person specified, any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, in each case, with respect to the specific action at issue hereunder; the term “control” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(ii) the term “Standstill Period” shall mean the period commencing upon the date of this Agreement, and ending on the earlier of (A) ten (10) business days prior to the deadline for submission of stockholder nominations for the Company’s 2014 annual meeting of stockholders pursuant to the Company’s Restated Bylaws, as in effect from time to time (any amendment to which during the Standstill Period the Company shall give the Investors contemporaneous written notice) and (B) such date, if any, as the Company has breached in any material respect any of its representations, warranties, commitments or obligations set forth in this Agreement and such breach has not been cured within fifteen (15) days following written notice of such breach.

Section 4. Settlement of Delaware Litigation. Simultaneously with the execution of this Agreement, the Company and Plaintiff Iroquois shall execute the Stipulation of Settlement

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set forth as Exhibit B hereto (the “Stipulation of Settlement”) and cooperate in the prompt submission of the Stipulation of Settlement for approval by the Court of Chancery of the State of Delaware. In the event that the Stipulation of Settlement does not receive approval, the Parties agree to work collaboratively to obtain approval of the settlement of the Delaware Litigation.

Section 5. Resignation Letter. As a condition to commencement of a term on the Board (or nomination therefor), each Investor Director shall provide to the Company an irrevocable letter of resignation which shall become effective fifteen (15) days after written notice of a material breach by any Investor of this Agreement is provided to the breaching Investor by the Company (unless such breach is cured within such fifteen (15) day period); provided, that if such alleged breaching Investor disputes such breach, the resignation of such Investor Director shall not become effective until (i) the Investor agrees not to dispute such breach in writing or (ii) a court of competent jurisdiction in a final judgment on the merits (whether or not subject to appeal) has confirmed or determined the existence of such breach.

Section 6. Release. The Investors, on behalf of themselves and their respective Affiliates, partners, members and shareholders, hereby release Helen C. Adams, Raymond C. Smith and George W. VanDeWeghe, Jr., directors of the Company as of the date hereof, from any claims, demands, rights, liabilities, damages, actions, losses, obligations, judgments, suits, fees, expenses, costs, any other relief of any nature whatsoever, matters, issues and causes of action of any and every kind, nature or description whatsoever, whether known or unknown, under state, federal, local, common, foreign or statutory law or any other law, rule or regulation, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, concealed or hidden, or matured or unmatured that, in each case, were or could have been asserted against them in connection with (i) the Delaware Litigation, (ii) the Nomination Letter or (iii) the Schedule 13D regarding the Company filed by Iroquois with the SEC on January 17, 2013, as amended. For the avoidance of doubt, nothing in this Section 6 shall have the effect of releasing the claims Iroquois asserted derivatively on behalf of LRAD in the Delaware Litigation. In the event that the Court in the Derivative Litigation finds that the release by Iroquois or the other Investors contained in this Section 6 would, if effective, preclude Iroquois’ ability to serve as a derivative plaintiff, the release given by Iroquois and/or the other Investors shall be deemed void to the extent the Court so finds, without affecting the validity of the remainder of this Agreement and any part of the release not affected by the Court’s determination.

Section 7. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation

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of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 8. Representations and Warranties of the Investors. Each Investor, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement, and to bind such Investor to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

Section 9. Mutual Non-Disparagement.

(a) Each Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or derogatorily to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward, any Investor or any of its agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or

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proprietary information of any Investor or its subsidiaries or Affiliates, or derogatively to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representative.

(c) Notwithstanding the foregoing, nothing in this Section 9 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 9, and reasonably consider any comments of such other Parties.

Section 10. Public Announcements. Promptly following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Mutual Press Release, neither the Company nor the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under Regulation 13D under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release.

Section 11. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 12. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, addressed to:

LRAD Corporation

16990 Goldentop Rd., Ste. A

7

San Diego, California 92127

Attention: Katherine H. McDermott

Tel: (858) 676-1112

Fax: (858) 676-1080

Email: KathyMcDermott@lradx.com

with a copy to (for information purposes only):

Durham Jones & Pinegar, P.C.

192 E. 200 N., Third Floor

St. George, UT 84770

Attention: Joshua E. Little, Esq.

Tel: (435) 674-0400

Fax: (435) 628-1610

Email: jlittle@djplaw.com

and

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Craig M. Garner, Esq.

Tel: (858) 523-5400

Fax: (858) 523-5450

Email: craig.garner@lw.com

If to the Investors, addressed to:

Iroquois Capital Management LLC

641 Lexington Avenue, 26th Floor

New York, New York 10022

Attention: Joshua Silverman

Tel: (212) 974-3070

Fax: (212) 207-3452

Email: jsilverman@icfund.com

with a copy to (for information purposes only):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Patrick J. Dooley, Esq.

Tel: (212) 872-1080

Fax: (212) 872-1002

Email: pdooley@akingump.com

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Section 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 14. Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 14. The Parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

Section 16. Entire Agreement. This Agreement and the Stipulation of Settlement constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 17. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have

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no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 18. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 19. Successors and Assigns. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties.

Section 20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 21. Attorneys’ Fees. In the event any Party shall fail to perform any of its material obligations under this Agreement and another Party hereto shall bring suit, and establish, in a court of proper jurisdiction under Section 14 (after all appeals) that the actions of such alleged breaching Party giving rise to such breach were undertaken with the actual intent and actual purpose of materially breaching this Agreement, then all reasonable third party out-of pocket fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, that may be incurred by the prevailing Party in enforcing this Agreement as relates to such material breach shall be paid by the materially breaching Party; provided that prior to initiating such suit, the claiming Party shall give the other Parties written notice of the claimed breach and ten (10) days from receipt of such notice to cure any claimed breach.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

LRAD CORPORATION

By:	/S/ THOMAS R. BROWN
Name:	Thomas R. Brown
Title:	President & CEO

INVESTORS:

IROQUOIS CAPITAL MANAGEMENT L.L.C.

By:	/S/ JOSHUA SILVERMAN
Name:	Joshua Silverman
Title:	Authorized Signatory

IROQUOIS MASTER FUND LTD

By:	/S/ JOSHUA SILVERMAN
Name:	Joshua Silverman
Title:	Authorized Signatory

By:	/S/ JOSHUA SILVERMAN
Joshua Silverman

By:	/S/ RICHARD ABBE
Richard Abbe

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned*

Iroquois Capital Management L.L.C.	2,006,935
Joshua Silverman	21,167
Richard Abbe	285,034

Total: 2,313,136

*	See Schedule 13D/A filed with the SEC by Investors on March 4, 2013 for more detailed information.

EXHIBIT B

Stipulation of Settlement

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

:
IROQUOIS MASTER FUND, LTD.,	:
:
Plaintiff,	:
:
v.	:	C.A. No. 7704-VCP
:
RAYMOND C. SMITH, LAURA M. CLAGUE,	:
HELEN C. ADAMS, THOMAS R. BROWN	:
and KATHERINE McDERMOTT,	:
:
:
Defendants,	:
:
and	:
:
LRAD CORPORATION,	:
:
Nominal Defendant.	:
:

STIPULATION OF SETTLEMENT

This Stipulation of Compromise and Settlement (“Stipulation of Settlement” or “Stipulation”) is dated as of May 22, 2013, and is entered into, by and among the parties to the above-captioned stockholder derivative action (the “Action”): a) Iroquois Master Fund, Ltd. (“Iroquois”) suing on behalf of Nominal Defendant LRAD Corporation (“LRAD” or the “Company”); b) LRAD; and c) the individual defendants, Raymond C. Smith, Laura M. Clague, Helen C. Adams, Thomas R. Brown, and Katherine McDermott, (collectively the “Individual Defendants”), by and through their respective counsel. All capitalized terms in this Stipulation have the meanings as defined in paragraphs 1.1-1.26 herein.

FACTUAL BACKGROUND LEADING TO THE SETTLEMENT

The Action is brought on behalf of Nominal Defendant LRAD, a Delaware corporation headquartered in San Diego, California. LRAD develops and delivers innovative directed acoustic products that beam, focus, and control sound over short and long distances, primarily for use by government, military, law enforcement and security entities.

On May 10, 2012, the Compensation Committee of the Board granted 975,000 nonqualified stock options to the Company’s Officers and Directors with strike prices set at the stock’s closing price on the NASDAQ stock market on May 10, 2012 of $1.33 per share (the “Stock Option Grants”), pursuant to the Equity Incentive Plan. Specifically, the Compensation Committee awarded 750,000 options to LRAD’s CEO, Mr. Thomas Brown; 100,000 options to LRAD’s CFO, Ms. Katherine McDermott; 50,000 options to each of Compensation Committee members and Directors, Laura M. Clague and Admiral Raymond Smith; and 25,000 options to Compensation Committee member and Director Helen C. Adams.

On July 23, 2012, Iroquois filed a complaint against the Individual Defendants, on behalf of Nominal Defendant LRAD in the Delaware Court of Chancery: Iroquois Master Fund, Ltd. v. Smith, et. al., Civil Action No. 7704-VCP. After LRAD and the Individual Defendants moved to dismiss the Complaint on August 28, 2012, Iroquois filed an amended complaint on November 19, 2012 (the “Amended Complaint”).

In the Amended Complaint, Iroquois alleged that the stock options granted on May 10, 2012 were undervalued and timed to coincide with negative earnings announcements, and to precede positive announcements concerning future sales contracts. The Amended Complaint alleged claims for breach of fiduciary duty, unjust enrichment, and waste.

On December 17, 2012, LRAD and the Individual Defendants moved to dismiss the Amended Complaint. A hearing was held on Defendants’ motion to dismiss before Vice Chancellor Donald F. Parsons on March 4, 2013. That motion is under submission.

On January 17, 2013, Iroquois, on behalf of the Investors, delivered a letter to the Company expressing an intention to nominate director candidates (the “Nomination Letter”) for election to the Board at the Company’s Annual Meeting.

In or about February, 2013, the Parties entered into settlement negotiations.

INVESTIGATION AND RESEARCH CONDUCTED BY PLAINTIFF’S COUNSEL

Plaintiff’s Counsel represent that they have conducted an investigation during the development and prosecution of the Action sufficient to comply with their obligations under Court of Chancery Rule 11.

DENIAL OF WRONGDOING AND LIABILITY

The Individual Defendants have denied and continue to deny any wrongdoing alleged or that could have been alleged, by Plaintiff with respect to each and all claims, events, and transactions complained of in the Action. The Individual Defendants assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of LRAD and its stockholders. The Individual Defendants deny the allegations that LRAD or the Plaintiff or LRAD’s other stockholders have suffered damages, were harmed in any way by the conduct alleged in the Action or that they are entitled to any equitable or other relief. LRAD asserts that Iroquois was required to make a demand upon its Board, prior to commencing the Action to request the desired action and failed to do so. Iroquois asserts that demand was excused as futile. Nonetheless, LRAD and the Individual Defendants have agreed to settle the Action on the terms in this Stipulation. Without conceding the merit of any of

Iroquois’s allegations, or lack of merit of any of the Individual Defendants’ defenses, and in order to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, LRAD and the Individual Defendants have concluded that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation.

CLAIMS OF THE PLAINTIFF AND BENEFITS OF SETTLEMENT

Iroquois and Iroquois’s Counsel believe that the claims asserted in the Action have merit and that their investigation supports the claims asserted. Without conceding the merit of any of the Individual Defendants’ defenses or the lack of merit of any of their allegations, and in order to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, including potential trial and appeals, Iroquois has concluded that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Based on these considerations, among others, Iroquois believes that the Settlement has conferred or will confer substantial benefits upon and is in the best interests of LRAD and Current LRAD Stockholders.

THE INVESTORS’ SETTLEMENT AGREEMENT

LRAD is simultaneously entering into an agreement with certain Investors, including Iroquois (the “Investors Settlement Agreement”), attached hereto as Exhibit A.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Iroquois, on behalf of itself and derivatively on behalf of LRAD, LRAD, and the Individual Defendants, by and through their respective counsel, subject to the approval of the Court pursuant to Court of Chancery Rule 23.1(c), that all Released Claims shall be finally and fully compromised, settled, discontinued, and released, and the Action shall be dismissed with prejudice, as to all Released Parties, upon the following terms and conditions:

1. Definitions

As used herein, the following terms have the meanings specified below:

1.1. “Action” means the following litigation pending in this Court, entitled: Iroquois Master Fund, Ltd. v. Smith, et. al., Civil Action No. 7704-VCP.

1.2. “Annual Meeting” means the Company’s 2013 annual meeting of stockholders, including any adjournment thereof.

1.3. “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

1.4. “Amended Complaint” means the complaint filed in this Action on November 19, 2012.

1.5. “Beneficial Owner” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

1.6. “Board” means the current directors serving on the LRAD Board of Directors.

1.7. “Company” or “LRAD” means LRAD Corporation and its predecessors, successors, Affiliates, divisions and assigns.

1.8. “Court” means the Delaware Court of Chancery, New Castle County.

1.9. “Current LRAD Stockholder” or “Current LRAD Stockholders” means any record or Beneficial Owner of LRAD common stock as of May 21, 2013, and their successors in interest, who continue to hold their LRAD shares as of the date of the Judgment (as defined in ¶1.15).

1.10. “Defense Counsel” means counsel of record who represent LRAD and the Individual Defendants in the Action: DLA Piper LLP (US).

1.11. “Effective Date” means the first date by which all of the events and conditions specified in ¶6.1 have been met and have occurred.

1.12. “Final” means that with respect to any court order, including but not limited to the Judgment (the form of which is attached hereto as Exhibit B), such order represents a final and binding determination of all issues within its scope and is not subject to further review on appeal or otherwise. An order becomes “Final” when: (a) the date as of which the time to appeal the Court’s order has expired without any appeal having been sought or taken; or (b) if an appeal is filed, sought or taken, the date as of which the Delaware Supreme Court has affirmed the Court’s original order without any material change thereto. For purposes of this definition, an “appeal” includes, among others, appeals as of right, discretionary appeals, interlocutory appeals, mandamus, or prohibition, and any other proceedings of like kind. Notwithstanding the foregoing, any appeal or other proceeding pertaining to any order issued with respect to Plaintiff’s Counsel’s application for attorneys’ fees and/or expenses, shall not in any way delay or preclude the Judgment from becoming Final as defined herein.

1.13. “Individual Defendants” means Raymond C. Smith, Laura M. Clague, Helen C. Adams, Thomas R. Brown, and Katherine McDermott.

1.14. “Investors Settlement Agreement” means Exhibit A to this Stipulation.

1.15. “Judgment” means the Order and Judgment of Dismissal to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.16. “Notice of Settlement of the Action” or “Notice” means the notice to stockholders of the Stipulation of Settlement and of the Settlement Hearing Date, approved by the Court.

1.17. “Person” means an individual, corporation, limited liability company, professional corporation, joint venture, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.18. “Plaintiff” means Iroquois Master Fund, Ltd. and its predecessors, successors, controlling shareholders, partners, joint ventures, subsidiaries, Affiliates, Beneficial Owners, divisions and assigns.

1.19. “Plaintiff’s Counsel” means counsel who represent the Plaintiff in the Action: the law firms of Rosenthal, Monhait & Goddess, P.A. and Abbey Spanier, LLP.

1.20. “Related Parties” means each of the Individual Defendants’ heirs, estates, executors, administrators, personal or legal representatives, beneficiaries, spouses, insurers, attorneys, advisors , assigns, and any entity in which an Individual Defendant and/or member(s) of his or her family has an interest, any members of their immediate families, or any trust of which an Individual Defendant is the settlor or which is for the benefit of any Individual Defendant and/or member(s) of his or her family.

1.21. “Released Claims” shall collectively mean any and all claims (including “Unknown Claims” as defined in ¶1.26 hereof), debts, demands, rights, liabilities, damages, actions, losses, obligations, judgments, suits, fees, expenses, costs, any other relief of any nature whatsoever, matters, issues and causes of action of any and every kind, nature or description whatsoever, whether known or unknown, under state, federal, local, common, foreign or statutory law or any other law, rule or regulation, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, concealed or hidden, or matured or unmatured, direct or derivative (collectively, “Claims”) that were or could have been asserted in the Action, derivatively or otherwise, in the right of, or on behalf of, LRAD) or by Plaintiff as an investor against any of the Released Persons, which are based upon or relate in any manner to the allegations, matters, acts, facts, circumstances, transaction, events, occurrences, disclosures, statements, representations, misrepresentations, omissions, acts or failures to act, alleged in, referred to or otherwise related, directly or indirectly, to (i) the Action or (ii) the subject matter or allegations of the Action, including, without limitation, claims for breach of fiduciary duty, including without limitation the duties of care, loyalty and/or oversight, self-dealing, misrepresentation (whether intentional, negligent or innocent), omission (whether intentional, negligent or innocent), concealment (whether intentional, negligent or innocent), mismanagement, gross mismanagement, abuse of control, waste, money damages, unjust enrichment, breach of contract, or violations of any federal, state, local or foreign law, or any other rule, law, or regulation, or any other source of legal or equitable obligation of any kind or description in whatever forum or allegations that could have been made in the Action.

1.22. “Released Persons” means each and all of the Individual Defendants and their respective Related Parties.

1.23. “Settlement” means the proposed settlement and compromise of the Action as provided for herein.

1.24. “Settlement Hearing Date” means the hearing date set by the Court to consider approval of the Stipulation of Settlement.

1.25. “Settling Parties” means, collectively, LRAD, the Individual Defendants, and the Plaintiff on behalf of itself as an investor and derivatively on behalf of LRAD.

1.26. “Unknown Claims” means any of the Released Claims which Plaintiff or LRAD or Current LRAD Stockholders claiming through LRAD do not know or suspect to exist in his, her, its or their favor at the time of the release of the Released Persons, including claims which, if known by him, her, it or them, might have affected his, her, its or their settlement with and release of the Released Persons, or might have affected his, her, its or their decision not to object to this Settlement. Plaintiff or LRAD or Current LRAD Stockholders claiming through LRAD may hereafter discover facts in addition to or different from those which he, she, it or they now knows or believes to be true with respect to the subject matter of the Released Claims, but Plaintiff, LRAD, or Current LRAD Stockholders claiming through LRAD shall expressly, upon the Effective Date, be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. With respect to any and all Released Claims, Plaintiff and LRAD stipulate, and agree that, except as provided herein, upon the Effective Date, Plaintiff and LRAD expressly waive, and by operation of the Final Judgment and Order shall have expressly waived the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Upon the Effective Date, Plaintiff for itself and on behalf of LRAD, and LRAD, shall expressly waive, any and all provisions, rights and benefits conferred by the law of any jurisdiction or any state or territory of the United States, or principle of common law, which are similar, comparable or equivalent to California Civil Code § 1542.

2. The Settlement

2.1. Restatement of Stock Option Grant of Thomas R. Brown (“Brown”). Defendant Brown agrees to reprice the strike price of each and every of the 750,000 non-qualified stock options granted to him on May 10, 2012 from $1.33 to $3.00. The repricing shall occur within three business days of the Effective Date, assuming that an Effective Date occurs. Defendant Brown agrees not to exercise any of the options that are the subject of this paragraph of the Stipulation pending the Effective Date. If the Effective Date does not occur because the Court does not issue the Judgment approving the settlement and dismissing the case, or the Judgment does not become Final, paragraph 6.2 shall govern.

3. Order Approving Notice to Stockholders and Setting Settlement Hearing Date

3.1. Within five (5) days of the full execution of this Stipulation and the Investors Settlement Agreement, the Settling Parties shall jointly submit this Stipulation together with its exhibits to the Court and shall apply for entry of the order, substantially in the form of Exhibit C attached hereto, providing for the scheduling of the Settlement Hearing Date, and approving the mailing of a Notice of Settlement of the Action, substantially in the form of Exhibit D attached hereto or such other form of notice as approved by the Court (“Scheduling Order”).

3.2. No later than sixty (60) days prior to the Settlement Hearing Date, LRAD shall provide Current LRAD Stockholders with notice of the Settlement by disseminating by First Class Mail (or by more expedient means) the Notice to all Current LRAD stockholders at their respective addresses currently set forth in LRAD’s stock records, if known. If no address is known for beneficial owners, LRAD shall use reasonable efforts to give notice to all beneficial owners of LRAD common stock by providing additional copies of the Notice to any record owner requesting the Notice for the purpose of distribution to such beneficial owners.

3.3. LRAD shall pay for the costs associated with disseminating the Notice as provided in ¶3.2 or in the form approved by the Court. At least ten (10) court days prior to the Settlement Hearing Date, LRAD shall file with the Court an appropriate declaration with respect to the posting, filing and publication of the Notice.

4. Releases

4.1. Upon the Effective Date, (i) Plaintiff and Plaintiff’s Counsel, on their own behalf and derivatively on behalf of LRAD (as nominal defendant); (ii) LRAD; and (iii) Current LRAD Stockholders, to the extent claiming by, through, in the right of, derivatively, or on behalf of LRAD; shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished, extinguished and discharged all Released Claims, including Unknown Claims, against each and all of the Released Persons and shall be permanently barred and enjoined from instituting, commencing or prosecuting or asserting any Released Claim against any of the Released Persons.

4.2. Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, extinguished and discharged (i) Plaintiff and Plaintiff’s Counsel; and (ii) LRAD, from all claims

(including Unknown Claims as defined in ¶1.26) arising out of, relating to or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of LRAD or any Released Person to enforce the terms of this Stipulation.

4.3. Notwithstanding the above, nothing herein is intended to or does release the following claims (the “Reserved Claims”), which are reserved without agreement or acknowledgment as to the merits or lack of those claims:

(a) Nothing herein is intended to affect any rights with respect to past or future indemnification or advancement or payment of past or future legal fees and defense costs arising under and pursuant to any Released Person’s respective indemnification agreements with LRAD, LRAD’s certificate of incorporation or by-laws, applicable law, equity or other contract, or any entitlement to insurance coverage or insurance proceeds;

(b) The Released Persons and LRAD shall retain and reserve all rights to seek contribution or equitable indemnification from any Person (other than a Released Person) in connection with all actions, and any other litigation, matter, proceeding, or investigation commenced after the date of this Stipulation; and

(c) Nothing provided for in Paragraphs 4.3(a) or 4.3(b) shall permit the Released Persons to seek indemnification from LRAD for any settlement consideration provided for in Section 2.1 above.

5. Plaintiff’s Counsel’s Attorneys’ Fees And Expenses

5.1. Except as stated in this paragraph and in ¶ 3.3, each party shall bear its own attorneys’ fees and costs. Plaintiff and Plaintiff’s counsel may, however, apply to the Court for an award of attorneys’ fees and expenses to be paid by LRAD (the “Fee Award”). The Individual Defendants shall have no obligations with respect to the Fee Award.

5.2. LRAD shall cause the Fee Award to be sent by wire transfer to Abbey Spanier LLP (as receiving agent for all Plaintiff’s Counsel) within five (5) business days after the Effective Date. LRAD and the Individual Defendants shall have no liability whatsoever with respect to the allocation of the Fee Award among Plaintiff’s Counsel. Any disapproval or modification of the Fee Award by the Court shall not (i) affect the enforceability of this Settlement; or (ii) provide any of the Settling Parties with the right to terminate the Settlement as set forth in this Stipulation; or (iii) prevent the Judgment from becoming Final.

6. Effective Dates; Conditions Of Settlement, Effect Of Non-Approval, Cancellation Or Termination

6.1. The Effective Date shall be the date when of all of the following events have occurred:

a) The Court has entered the Scheduling Order substantially similar in form to Exhibit C, attached hereto;

b) The Court has approved the Settlement as described herein, following Notice to Current LRAD Stockholders as provided in ¶3.2 herein;

c) The Court has entered the Judgment substantially in the form of Exhibit B, attached hereto; and

d) The Judgment has become Final, as defined in ¶1.12.

6.2. If all of the conditions specified in ¶6.1 and its subparagraphs are not met because the Court does not approve the Settlement, or the Judgment approving the Settlement is reversed or fails to become Final, then the settlement shall become null and void with the exception of

¶3.3. The Parties shall then meet and confer to evaluate whether to submit a modified Settlement for court approval.

7. Representations and Warranties

7.1. Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8. Miscellaneous Provisions

8.1. Intent of the Parties: The Settling Parties (a) acknowledge that it is their intent to consummate the agreements embodied in this Stipulation; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their good faith best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.2. Stay of Proceedings: Pending the Effective Date, (i) Plaintiff and Plaintiff’s counsel agrees to stay all proceedings in this Action and not to initiate any proceedings concerning the Released Claims other than those incident to the Stipulation itself; and, (ii) if requested, to join on behalf of LRAD with the Individual Defendants to seek to prevent or stay any other action or claims brought seeking to assert any Released Claim. If any action that would be barred by the releases contemplated by this Stipulation is commenced against any of the Released Persons prior to the Effective Date, and such action is not enjoined or dismissed prior to the Effective Date, then the Stipulation and the Stipulation shall be canceled and terminated.

8.3. No Admission of Liability: Neither the Stipulation, including any exhibits attached hereto nor any act performed or document executed pursuant to or in furtherance of the Stipulation, including any exhibits attached hereto: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or invalidity of any Released Claim, or of any wrongdoing or liability or lack thereof of the Individual Defendants or Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission or lack thereof of any of the Individual Defendants or Released Persons in any proceeding of any kind or nature, including civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. LRAD, the Individual Defendants or Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, good faith Stipulation, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Individual Defendants have denied and continue to deny each and all of the claims alleged in the Action. Plaintiff or LRAD may file the Stipulation in any proceeding brought to enforce any of its terms or provisions. The Settling Parties and their counsel, and each of them, agree, to the extent permitted by law, that all agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

8.4. Effect of Merger or Change of Control: The Settling Parties agree that this Stipulation will run to their respective successors-in-interest, and they further agree that any planned, proposed or actual sale, merger or change in control of LRAD shall not void this Stipulation, and that in the event of a planned, proposed or actual sale, merger or change-in-control of LRAD they will continue to seek final approval of this Stipulation expeditiously, including, but not limited to, adhering to the schedule set forth in the Scheduling Order.

8.5. No Future Litigation: Plaintiff agrees not to institute, join in, or cooperate in any way in any threatened, pending, or future litigation, lawsuit, claim or action against the Released

Persons, or any of them, alleging, prosecuting, regarding, concerning, relating to, referring to or arising out of in any way the Released Claims.

8.6. Representation of No Assignment: Plaintiff warrants and represents that it has not assigned or transferred or attempted to assign or transfer to any person or entity any Released Claim or any portion thereof or interest therein.

8.7. Arm’s Length Negotiation: This Stipulation has been negotiated by the Settling Parties at arm’s length and all are represented by counsel. No provision or ambiguity in this Stipulation shall be construed or interpreted against any of the Settling Parties by virtue of his/her/its participation in the drafting of this Stipulation. The Stipulation shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Settling Parties.

8.8. Consideration: The covenants contained in this Stipulation provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Stipulation.

8.9. Incorporation: All of the Exhibits to the Stipulation are fully incorporated herein by reference.

8.10. Amendment: The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.11. Counterparts: This Stipulation may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.12. Successors and Assigns: This Stipulation shall bind the successors and permitted assigns of the Settling Parties and Released Persons, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Stipulation without the prior written consent of the other Settling Parties.

8.13. Subject Matter Jurisdiction: The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Stipulation embodied in the Stipulation and for any matters arising out of, concerning or relating thereto.

8.14. Choice of Law: The Stipulation, and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Delaware, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal substantive laws of the State of Delaware without giving effect to that State’s choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.

ROSENTHAL, MONHAIT & GODDESS, PA

Jessica Zeldin (DE Bar No. 3558)
OF COUNSEL: ABBEY SPANIER, LLP 212 E. 39th Street New York, NY 10016 (212) 889-3200	919 N. Market Street, Suite 1401
PO Box 1070
Wilmington, DE 19899
(302) 656-4433
Attorneys for Plaintiff Iroquois Master Fund Ltd.

DLA PIPER LLP (US)

John L. Reed (DE Bar No. 003023)

919 N. Market Street, Suite 1500

Wilmington, DE 19801

(302) 468-5635

Shirli Fabbri Weiss (CA Bar No. 79225)

401 B Street, Suite 1700

San Diego, CA 92101-4297

(619) 699-3650

Attorneys for the Individual Defendants and Nominal Defendant LRAD Corporation

Exhibit B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IROQUOIS MASTER FUND, LTD.,	:

Plaintiff,	:

:

v.	:	C.A. No. 7704-VCP

:
RAYMOND C. SMITH, LAURA M. CLAGUE,	:
HELEN C. ADAMS, THOMAS R. BROWN	:
and KATHERINE McDERMOTT,	:

Defendants,	:

and	:

LRAD CORPORATION,	:

Nominal Defendant.	:

:

ORDER AND FINAL JUDGMENT

WHEREAS, a hearing was held before this Court on             , 2013 pursuant to this Court’s Scheduling Order With Respect to Notice and Settlement Hearing, dated             , 2013 (the “Scheduling Order”), and upon a Stipulation of Settlement dated May     , 2013 (the “Stipulation”) outlining a settlement of the above-captioned action (the “Action”), which is incorporated herein by reference. The parties appeared by their attorneys of record. The Court heard and considered the submissions and evidence presented in support of the proposed settlement and the application for an award of attorneys’ fees and expenses. The opportunity to be heard was given to all other persons requesting to be heard in accordance with the Scheduling Order. The Court considered, among other matters, the benefits of the proposed Stipulation and the risks, complexity, expense and probable duration of further litigation. The proposed Stipulation and the application for an award of attorneys’ fees and expenses was heard and considered by the Court.

This Order and Final Judgment (“Judgment”) incorporates by reference the definitions in the Stipulation and, unless otherwise defined, all capitalized terms shall have the same meanings as set forth in the Stipulation.

IT IS ORDERED, ADJUDGED AND DECREED, this      day of             , 2013 that:

1. The Court finds that Plaintiff and Plaintiff’s Counsel have adequately represented the interests of LRAD Corporation (“LRAD” or the “Company”) and Current LRAD Stockholders with respect to the Action, the claims asserted therein, and all Released Claims.

2. The Court finds that the Stipulation is fair, reasonable, adequate, and in the best interests of LRAD and Current LRAD Stockholders.

3. This Court approves the Stipulation in all respects, and the parties are directed to consummate the settlement in accordance with the terms of the Stipulation. The Register in Chancery is directed to enter and docket this Judgment.

4. The Notice of Pendency and Settlement of Action (the “Notice”) has been given to all Current LRAD Stockholders pursuant to and in the manner directed by the Scheduling Order, proof of mailing, and other dissemination of the Notice was filed with the Court and full opportunity to be heard has been offered to all parties, current stockholders of the Company, and persons in interest. The Court finds that the form and means of the Notice was the best notice practicable under the circumstances and was given in full compliance with the requirements of Court of Chancery Rule 23.1 and due process of law, and that all Current LRAD Stockholders are bound by this Judgment.

5. This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Stipulation and this Judgment and over all parties to the Action, including Plaintiff, Current LRAD Stockholders and all Defendants (including nominal defendant LRAD).

6. The Action and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As between Plaintiff and Defendants, the parties are to bear their own costs, except as otherwise provided in the Stipulation and in this Judgment.

7. Except as otherwise provided in the Stipulation, Plaintiff (on its own behalf and derivatively on behalf of LRAD), Plaintiff’s Counsel, LRAD, and each and every Current LRAD Stockholder claiming by, through, in the right of, derivatively, or on behalf of LRAD, by operation of this Judgment, fully, finally, and forever release, relinquish and discharge the Released Persons from any and all of the Released Claims.

8. Except as otherwise provided in the Stipulation, each of Released Persons, by operation of this Judgment, fully, finally, and forever release, relinquish and discharge Plaintiff, Plaintiff’s Counsel, LRAD, and each and every Current LRAD Stockholder claiming by, through, in the right of, derivatively, or on behalf of LRAD from any and all claims arising from the institution or prosecution of the Actions.

9. Except as otherwise provided in the Stipulation, the parties (including LRAD) are permanently and finally enjoined from instituting, commencing, prosecuting, continuing, or in any way participating in, whether directly or indirectly, representatively, individually, derivatively on behalf of LRAD, or in any other capacity, any action or other proceeding asserting any Released Claims against any or all of the Released Persons or any party, or their respective attorneys.

10. Nothing in this Judgment shall in any way impair or restrict the rights of the Defendants (including nominal defendant LRAD) or the rights of any party to enforce the terms of the Stipulation.

11. Plaintiff’s Counsel are awarded attorneys’ fees and expenses in the sum of $         which the Court finds to be fair and reasonable, to be paid by LRAD in accordance with the terms of the Stipulation.

12. Neither the Stipulation, this Judgment, nor any act performed or document executed pursuant to or in furtherance of the Stipulation: (a) is or may be deemed or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability, or wrongdoing, and except as required to enforce this Stipulation, shall not be offered or received in evidence or otherwise used by any party in any action, whether civil, criminal, or administrative; or (b) shall be interpreted as an admission of liability or wrongdoing on the part of the Individual Defendants, nor an admission on the part of Plaintiff of any lack of merit of the claims asserted in the Action. Notwithstanding the foregoing, LRAD and any of the Individual Defendants may file the Stipulation, or any judgment or order of the Court related hereto, in any action that has been or may be brought against them, in order to support a claim or defense based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

13. Without affecting the finality of this Judgment in any way, the Court reserves jurisdiction over all matters and disputes relating to the Stipulation and this Judgment, and may enter additional orders as may from time to time be necessary to implement and enforce the

Stipulation and this Judgment. Nothing herein dismisses or releases any claim by or against any party to the Stipulation arising out of a breach of the Stipulation or violation of this Judgment.

Vice Chancellor

EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IROQUOIS MASTER FUND, LTD.,	:

Plaintiff,	:

:

v.	:	C.A. No. 7704-VCP

:
RAYMOND C. SMITH, LAURA M. CLAGUE,	:
HELEN C. ADAMS, THOMAS R. BROWN	:
and KATHERINE McDERMOTT,	:

Defendants,	:

and	:

LRAD CORPORATION,	:

Nominal Defendant.	:

:

SCHEDULING ORDER WITH RESPECT

TO NOTICE AND SETTLEMENT HEARING

WHEREAS, the parties to the above-captioned action (the “Action”) have entered into a Stipulation of Settlement dated May     , 2013 (the “Stipulation”), which sets forth the terms and conditions for the proposed settlement and dismissal with prejudice of the Action, subject to review and approval by this Court pursuant to Court of Chancery Rule 23.1 upon notice to the current stockholders of nominal defendant LRAD Corporation (“LRAD”);

NOW, upon application of the parties, after review and consideration of the Stipulation filed with the Court and the exhibits annexed thereto,

IT IS HEREBY ORDERED this      day of             , 2013 as follows:

1. A hearing (the “Settlement Hearing”) shall be held on             , 2013, at      .m. in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, to (a) determine whether the proposed settlement, on the terms and conditions provided for in the Stipulation, is fair, reasonable, and adequate and in the best interests of LRAD and its current stockholders; (b) determine whether the Court should finally approve the Stipulation and enter the Order and Final Judgment (the “Judgment”) as provided in the Stipulation, dismissing the Action with prejudice and extinguishing and releasing the Released Claims (as defined in the Stipulation); (c) hear and determine any objections to the proposed settlement; (d) rule on plaintiff’s counsel’s Fee and Expense Application (as defined in the Stipulation); and (e) rule on such other matters as the Court may deem appropriate.

2. The Settlement Hearing may be adjourned by the Court from time to time without further notice to anyone other than the parties to the Action and any Objectors (as defined herein).

3. The Court reserves the right to approve the Stipulation at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice.

4. The Court approves, in form and content, the Notice of Pendency of Settlement of Action (the “Notice”) filed by the parties with the Stipulation as Exhibit D and finds that the giving of notice substantially in the manner set forth herein meets the requirement of Court of Chancery Rule 23.1 and due process, and is the best notice practicable under the circumstances. No less than sixty (60) calendar days prior to the Settlement Hearing, LRAD shall cause the Notice, substantially in the form annexed as Exhibit D to the Stipulation, to be distributed, by First-Class Mail (or by more expedient means), to all Current LRAD Stockholders at their respective addresses currently set forth in LRAD’s stock records, if known. Additionally, LRAD shall use reasonable efforts to give notice to all beneficial owners of common stock of LRAD by providing additional copies of the Notice to any record holder requesting the Notice for purposes of distribution to such beneficial owners. All of the expenses related to the distribution of the Notice shall be paid in accordance with the terms of the Stipulation.

5. At least ten (10) court days prior to the Settlement Hearing, LRAD shall file an appropriate affidavit attesting to provision of the Notice in accordance with this Order.

6. As set forth in the Notice, any record or beneficial stockholder of LRAD who objects to the Stipulation, the proposed Judgment to be entered, and/or the Fee and Expense Application who wishes to be heard (“Objector”), may appear in person or by his, her, or its attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no Objector shall be heard or entitled to contest the approval of the terms and conditions of the settlement, or, if approved, the Judgment to be entered thereon, unless he, she, or it has, no later than ten (10) business days before the Settlement Hearing (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), filed with the Register in Chancery, Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, and served (electronically, by hand, or by overnight mail) on counsel, at the addresses below, the following: (a) proof of current ownership of LRAD stock; (b) a written notice of the Objector’s intention to appear; (c) a detailed statement of the objections to any matter before the Court; and (d) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard, as well as all documents or writings which the Objector desires the Court to consider.

Jessica Zeldin, Esq.

Rosenthal Monhait & Goddess, P.A.

919 Market Street, Suite 1401

Citizens Bank Center

P.O. Box 1070

Wilmington, DE 19899

jzeldin@rmgglaw.com

Attorneys for Plaintiff Iroquois Master Fund, Ltd.

John L. Reed, Esq.

DLA Piper LLP

919 N. Market Street, Suite 1500

Wilmington, DE 19801

john.reed@dlapiper.com

Attorneys for Defendants Raymond C. Smith,

Laura M. Clague, Helen C. Adams, Thomas R. Brown

and Katherine McDermott and Nominal Defendant LRAD Corporation

7. Any person or entity who fails to object in the manner prescribed above shall be deemed to have waived such objection (including the right to appeal), unless the Court in its discretion allows such objection to be heard at the Settlement Hearing, and shall forever be barred from raising such objection in this Action or any other action or proceeding or otherwise contesting the Stipulation, or the Fee and Expense Application, and will otherwise be bound by the Judgment to be entered and the releases to be given.

8. At least thirty (30) business days prior to the Settlement Hearing, plaintiff’s counsel shall file with the Court a brief in support of the settlement, and plaintiff’s counsel’s Fee and Expense Application. Any objections to the Fee and Expense Application by defendants shall be filed and served no later than fifteen (15) business days prior to the Settlement Hearing.

9. At least five (5) business days prior to the Settlement Hearing, the parties may file with the Court a response brief to any objections made by an Objector pursuant to Paragraph 6,

above, and plaintiff may file and serve a brief response to any objections to the Fee and Expense Application.

10. In the event that the Stipulation is not approved by the Court, the settlement and any actions taken in connection therewith shall become null and void for all purposes, and all negotiations, transactions, and proceedings connected with it: (a) shall be without prejudice to the rights of any party thereto; (b) shall not be deemed to be construed as evidence of, or an admission by any party of any fact, matter, or thing; and (c) shall not be admissible in evidence or be used for any purpose in any subsequent proceedings in the Action or any other action or proceeding. The parties shall be deemed to have reverted to their respective status in the Action as of the date and time immediately prior to the execution of the Stipulation, and, except as otherwise expressly provided, the parties shall proceed in all respects as if the Stipulation and any related orders had not been entered.

11. All discovery and other proceedings in this Action (except as may be necessary to carry out the terms and conditions of the proposed settlement) are hereby stayed and suspended until further order of the Court. Except as provided in the Stipulation, pending final determination of whether the Stipulation should be approved, all parties to the Action are hereby enjoined against instituting, commencing, prosecuting, continuing, or in any way participating in, whether directly, representatively, individually, derivatively on behalf of LRAD, or in any other capacity, any action or other proceeding asserting any Released Claims.

12. The Court may, for good cause shown, extend any of the deadlines set forth in this Order without further notice to anyone other than the parties to the Action and any Objectors.

Vice Chancellor

Exhibit D

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IROQUOIS MASTER FUND, LTD.,	:

Plaintiff,	:

:

v.	:	C.A. No. 7704-VCP

:
RAYMOND C. SMITH, LAURA M. CLAGUE,	:
HELEN C. ADAMS, THOMAS R. BROWN	:
and KATHERINE McDERMOTT,	:

Defendants,	:

and	:

LRAD CORPORATION,	:

Nominal Defendant.	:

NOTICE OF PENDENCY OF SETTLEMENT OF ACTION

TO: ALL CURRENT STOCKHOLDERS OF LRAD CORPORATION

(TRADING SYMBOL: LRAD)

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS, AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR PURSUING THE CLAIMS DEFINED HEREIN.

IF YOU HOLD LRAD CORPORATION COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

IF YOU DO NOT OBJECT TO THE PROPOSED SETTLEMENT OR THE ATTORNEYS’ FEE AND EXPENSE AWARD, DESCRIBED IN THIS NOTICE, YOU ARE NOT OBLIGATED TO TAKE ANY ACTION.

I.	WHY ARE YOU RECEIVING THIS NOTICE?

The purpose of this Notice is to tell you about: (i) a lawsuit (the “Action”) in the Delaware Court of Chancery (the “Delaware Court”) brought on behalf of LRAD Corporation (“LRAD” or the “Company”); (ii) a proposal to settle the Action as provided in a Stipulation of Settlement (the “Stipulation”); and (iii) your right, among other things, to attend and participate in a hearing to be held on             , 2013 at     .m., in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801 (the “Settlement Hearing”).

This Notice describes the rights you may have under the Stipulation and what steps you may, but are not required to, take concerning the proposed settlement. If the Court approves the Stipulation, the parties will ask the Delaware Court to approve an Order and Final Judgment that would end the Action.

THE FOLLOWING DESCRIPTION DOES NOT CONSTITUTE FINDINGS OF ANY COURT. IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF ANY COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.	BACKGROUND: WHAT IS THE ACTION ABOUT?

Plaintiff Iroquois Master Fund, Ltd., (“Iroquois” or “Plaintiff”) is a current LRAD stockholder. Plaintiff is represented by Rosenthal, Monhait & Goddess, P.A., and Abbey Spanier, LLP (collectively, “Plaintiff’s Counsel”).

Nominal defendant LRAD is a Delaware corporation with its principal place of business in San Diego, California. Defendants Raymond C. Smith, Laura M. Clague, Helen C. Adams, Thomas R. Brown and Katherine McDermott (collectively, the “Individual Defendants”) are present or former officers and/or directors of LRAD. Defendants Smith, Clague and Adams comprised the Compensation Committee of the LRAD Board of Directors. LRAD develops and delivers innovative directed acoustic products that beam, focus, and control sound over short and long distances, primarily for use by government, military, law enforcement and security entities.

On May 10, 2012, the Compensation Committee granted 975,000 nonqualified stock options to the Company’s Officers and Directors with strike prices set at the stock’s closing price on the NASDAQ stock market on May 10, 2012 of $1.33 per share (the “Stock Option Grants”), pursuant to the Equity Incentive Plan. Specifically, the Compensation Committee awarded 750,000 options to LRAD’s CEO, Brown; 100,000 options to LRAD’s CFO, McDermott; 50,000 options to each of Compensation Committee members, Clague and Smith; and 25,000 options to Compensation Committee member Adams.

On July 23, 2012, Iroquois filed the Action in the Delaware Court derivatively on behalf of LRAD against the Individual Defendants, claiming that the Individual Defendants breached

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their fiduciary duties of loyalty in connection with the issuance of the Stock Option Grants. Defendants moved to dismiss the complaint.

On November 19, 2012, Plaintiff filed its Verified Amended Shareholder Derivative Complaint (the “Amended Complaint”), asserting claims for breach of fiduciary duty arising out of the Stock Option Grants. In the Amended Complaint, Iroquois alleged that the stock options granted on May 10, 2012 were undervalued and timed to coincide with negative earnings announcements, and to precede positive announcements concerning future sales contracts. The Amended Complaint alleged claims for breach of fiduciary duty, unjust enrichment, and waste. Defendants filed a motion to dismiss the Amended Complaint on December 17, 2012. The motion to dismiss was fully briefed and argued on March 4, 2013 and has not been decided by the Court. The Individual Defendants have denied and continue to deny that they have committed any act or omission giving rise to any breach of fiduciary duty, liability, and/or violation of law.

On January 17, 2013, Iroquois, on behalf of itself and other investors in LRAD, delivered a letter to the Company expressing an intention to nominate director candidates (the “Nomination Letter”) for election to the Board at the Company’s 2013 Annual Meeting.

In or about February, 2013, the Parties entered into settlement negotiations concerning the Action and the Nomination Letter.

In or about May, 2013, the Parties reached resolutions of the Action and of certain matters related to the 2013 Annual Meeting, including the Nomination Letter. The documents embodying those resolutions consist of the Stipulation settling the Action and a settlement agreement resolving the matters related to the 2013 Annual Meeting (the “Investors Settlement Agreement”), which were executed simultaneously with each other.

In settlement of the Action and in consideration of releases described below and in the Stipulation, defendants have agreed to amend Defendant Brown’s Stock Option Grants to reprice from $1.33 to $3.00 the strike price of each of the 750,000 non-qualified stock options granted to him on May 10, 2012. The settlement of the Action and the application by Plaintiff’s Counsel for an award of attorneys’ fees and expenses are subject to the approval of the Delaware Court.

In resolution of the matters related to the 2013 Annual Meeting, including the Nomination Letter, the parties have agreed that LRAD’s Nominating and Corporate Governance Committee will recommend the nomination of defendants Brown and Clague, as “Continuing Directors,” and of General John G. Coburn, Dennis J. Wend and Richard H. Osgood III as new directors for election at the 2013 Annual Meeting, which meeting shall be held no later than June 30 2013. In addition the parties have agreed to a voting agreement, a standstill agreement and releases of any claims. LRAD has also agreed to reimburse Iroquois and the other investors for the legal and advisory fees (including the proxy solicitor’s fees) incurred in connection with the Nomination Letter and the Investors Settlement Agreement. Said fees and expenses in the amount of $301,496 have now been paid by LRAD. As set forth below, none of the foregoing fees have been incurred by or paid to Plaintiff’s Counsel in the Action. The Company reserves the right to argue that legal and advisory fees paid in connection with the Nomination Letter and

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Investors Settlement Agreement should reduce the amount awarded in connection with the settlement of the derivative action.

The foregoing is a summary of the resolution of the matters related to the 2013 Annual Meeting. The Investors Settlement Agreement dated as of May 21, 2013 is annexed as Exhibit A to the Stipulation filed in the Delaware Court.

The Investors Settlement Agreement provides that execution of the settlement embodied in the Stipulation and the parties’ cooperation in the submission of the Stipulation to the Delaware Court were conditions to the Investors Settlement Agreement. The Investors Settlement Agreement, which is final and binding upon its execution and thus not subject to the Delaware Court’s approval, is not conditioned on the Delaware Court’s approval of the settlement embodied in the Stipulation.

III.	HOW WAS THE SETTLEMENT REACHED?

In February 2013, the parties commenced settlement negotiations. The Stipulation was later signed by all parties on May 21, 2013.

THE COURT HAS NOT FINALLY DETERMINED THE MERITS OF PLAINTIFF’S CLAIMS OR THE DEFENSES THERETO. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW BY THE INDIVIDUAL DEFENDANTS OR THAT RECOVERY COULD BE HAD IN ANY AMOUNT IF THE ACTION WAS NOT SETTLED.

IV.	WHAT ARE THE TERMS OF THE SETTLEMENT?

Under the Stipulation, Defendant Brown has agreed to reprice the strike price of each and every of the 750,000 non-qualified stock options granted to him on May 10, 2012 from $1.33 to $3.00. The repricing shall occur within three business days of the Effective Date of the settlement, assuming that an Effective Date occurs. Defendant Brown has agreed not to exercise any of the 750,000 options that are the subject of the settlement pending the Effective Date.

Because the Action was brought for the benefit of LRAD, any recovery in the Action (whether from this or any settlement or through a judgment in favor of the Plaintiff) would go to LRAD. LRAD stockholders will not receive any direct payment as a result of the Stipulation and will not need to fill out any kind of claims form as a result of the settlement.

V.	WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

Under the Stipulation, the following releases will occur, except as noted below:

Plaintiff (on its own behalf and derivatively on behalf of LRAD), Plaintiff’s Counsel, LRAD, and each and every current LRAD stockholder claiming by, through, in the right of, derivatively, or on behalf of LRAD, shall fully, finally, and forever release, relinquish, and

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discharge the Released Persons (as defined below) from any and all of the Released Claims (as defined below).

Each of the Released Persons (as defined below) shall fully, finally, and forever release, relinquish, and discharge Plaintiff, Plaintiff’s Counsel and LRAD from any and all claims arising out of, relating to or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

The “Released Persons” include: the Individual Defendants and their heirs, estates, executors, administrators, personal or legal representatives, beneficiaries, spouses, insurers, attorneys, advisors or assigns and any entity in which an Individual Defendant and/or member of his or her family has an interest, or any trust of which an Individual Defendant is the settlor or which is for the benefit of any Individual Defendant and/or member of his or her family.

The “Released Claims” include: any and all claims (including Unknown Claims) for relief of any nature whatsoever or causes of action, debts, demands, rights, liabilities, damages, actions, losses, obligations, judgments, suits, fees, expenses, costs, matters, issues and causes of action, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, concealed or hidden, or matured or unmatured, direct or derivative, that were or could have been asserted in the Action derivatively or otherwise, or by Plaintiff against LRAD or the Released Persons, based on or relating to the facts, transactions, events, occurrences, acts, disclosures, statements, or omissions that were alleged or could have been alleged in the Action or the subject matter or allegations of the Action.

VI.	WHAT ARE THE REASONS FOR SETTLING THE ACTION?

Plaintiff and Plaintiff’s Counsel believe that the claims asserted in the Action have merit and that Plaintiff’s Counsel’s investigation supports the claims asserted, but also believe that the settlement set forth above provides substantial and immediate benefits for LRAD and its current stockholders. Plaintiff and its counsel have taken into account the uncertain outcome and the risk of any litigation, especially in complex stockholder litigation such as the Action, as well as the difficulties and delays inherent in such litigation. Plaintiff and Plaintiff’s Counsel also are mindful of inherent problems of proof associated with, and possible defenses to, the violations asserted in the Action. In addition, Plaintiff and Plaintiff’s Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Individual Defendants through trial and appeals. Based upon these considerations, among others, Plaintiff and Plaintiff’s Counsel have concluded that the terms and conditions of the Stipulation confer substantial benefits upon and are in the best interests of LRAD and its stockholders.

The Individual Defendants deny that they have committed or intended to commit any wrongdoing or violations of law arising out of any of the conduct, statements, acts, or omissions alleged in the Action, and maintain that their conduct was at all times proper and in compliance with applicable law. The Individual Defendants also deny that LRAD was harmed by any conduct of the Individual Defendants alleged in the Action or that could have been alleged therein. Each of the Individual Defendants asserts that, at all relevant times, he or she acted in

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good faith and in a manner he or she reasonably believed to be in the best interests of LRAD and its shareholders.

The Individual Defendants, however, recognize the uncertainty and the risk inherent in any litigation, and the difficulties and substantial burdens, expense, and length of time that may be necessary to defend this proceeding through the conclusion of discovery, summary judgment motions, trial, post-trial motions, and appeals. Individual Defendants wish to eliminate the uncertainty, risk, burden and expense of further litigation, and to permit the operation of LRAD without further distraction and diversion of its directors and executive personnel with respect to the Action. Individual Defendants have therefore determined to settle the Action on the terms and conditions set forth in this Stipulation and to put the Released Claims to rest finally and forever, without in any way acknowledging any wrongdoing, fault, liability, or damages.

LRAD has considered the merits of Plaintiff’s allegations, the Individual Defendants’ defense, and the legal fees and costs it has incurred and will continue to incur as a result of this Action. LRAD agreed to settle the Action pursuant to the terms described herein because it believes that it is desirable for LRAD to avoid incurring additional legal fees and to avoid the distractions associated with litigation.

VII.	HOW WILL THE ATTORNEYS GET PAID?

To date, Plaintiff’s Counsel in the Action have not received any payments for their efforts on behalf of LRAD and its stockholders. If the Delaware Court approves the Stipulation, Plaintiff’s Counsel shall apply to the Delaware Court for an award of attorneys’ fees and expenses (the “Fee and Expense Application”) of no more than $340,000, which amount represents less than the amount that would have billed on this matter at Plaintiff’s Counsel’s typical hourly rates with no contingency multiplier. LRAD has agreed to pay any award of attorneys’ fees and expenses awarded by the Delaware Court after all rights to an appeal have been exhausted, and Defendants have reserved all rights to oppose the Fee and Expense Application.

Court approval of the Stipulation is not in any way conditioned on the Delaware Court approving the Fee and Expense Application. Disallowance by the Delaware Court of the Fee and Expense Application, or any portion thereof, any appeal from any order relating thereto, and any modification or reversal on appeal of any such order, will not operate to terminate or cancel the Stipulation or affect its other terms, including the releases, or affect or delay the finality of the Judgment approving the Stipulation.

All of Defendants’ own legal fees, costs, and expenses incurred in the Action will be borne by Defendant LRAD.

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VIII.	WHEN WILL THE SETTLEMENT HEARING TAKE PLACE?

The Delaware Court has scheduled a Settlement Hearing to be held on             , 2013 at     .m., in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.

The purpose of the Settlement Hearing is to: (i) determine whether the proposed Stipulation is fair, reasonable, and adequate and in the best interests of LRAD and its stockholders and should be approved by the Court; (ii) determine whether an Order and Final Judgment should be entered dismissing the Delaware case with prejudice and extinguishing and releasing all of the claims raised in the Action against the Released Persons; (iii) determine whether the Delaware Court should approve Plaintiff’s Counsel’s Fee and Expense Application; (iv) hear and determine any objections to the proposed settlement; and (v) rule on such other matters as the Delaware Court may deem appropriate.

The Court may adjourn the Settlement Hearing from time to time without further notice to anyone other than the parties to the Action and any Objectors (as defined below). The Delaware Court reserves the right to approve the Stipulation at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice.

IX.	DO I HAVE A RIGHT TO APPEAR AND OBJECT?

Any record or beneficial stockholder of LRAD who objects to the settlement, the judgment proposed to be entered, and/or Plaintiff’s Counsel’s Fee and Expense Application, or who otherwise wishes to be heard (an “Objector”), may appear in person or by his, her, or its attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no Objector shall be heard or entitled to contest the approval of the terms and conditions of the Stipulation, or, if approved, the judgment to be entered thereon, unless he, she, or it has, no later than ten (10) business days before the Settlement Hearing (unless the Delaware Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), filed with the Register in Chancery, Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, and served (electronically, by hand, or overnight mail) on plaintiff’s and defendants’ counsel, at the addresses below, the following: (i) proof of current ownership of LRAD stock; (ii) a written notice of the Objector’s intention to appear; (iii) a detailed statement of the objections to any matter before the Delaware Court; and (iv) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard, as well as all documents or writings which the Objector desires the Court to consider.

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Jessica Zeldin, Esq.

Rosenthal Monhait & Goddess, P.A.

919 Market Street, Suite 1401

Citizens Bank Center

P.O. Box 1070

Wilmington, DE 19899

jzeldin@rmgglaw.com

Attorneys for Plaintiff Iroquois Master Fund Ltd.

John L. Reed, Esq.

DLA Piper LLP

919 N. Market Street, Suite 1500

Wilmington, DE 19801

john.reed@dlapiper.com

Attorneys for Defendants Raymond C. Smith,

Laura M. Clague, Helen C. Adams, Thomas R. Brown

and Katherine McDermott and Nominal Defendant LRAD Corporation

Any person or entity who fails to object in the manner prescribed above shall be deemed to have waived such objection (including the right to appeal), unless the Delaware Court in its discretion allows such objection to be heard at the Settlement Hearing, and shall forever be barred from raising such objection in the Action or any other action or proceeding or otherwise contesting the Stipulation or the Fee and Expense Application, and will otherwise be bound by the Judgment to be entered and the releases to be given. You are not required to appear in person at the Settlement Hearing in order to have your timely and properly filed objection considered.

X.	WHAT ARE THE TERMS OF THE PROPOSED ORDER AND FINAL JUDGMENT?

If the Court determines that the Stipulation is fair, reasonable, adequate, and in the best interests of LRAD and its stockholders, the parties shall jointly request that the Delaware Court enter an Order and Final Judgment, which will, among other things:

1. Approve the Stipulation and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of LRAD and its stockholders, pursuant to Court of Chancery Rule 23.1;

2. Determine that appropriate notice of the Action, the Stipulation, the Settlement Hearing, and the right to appear was provided pursuant to Court of Chancery Rule 23.1.

3. Authorize and direct the parties to consummate the settlement in accordance with the terms and conditions of the Stipulation and reserve jurisdiction to supervise the consummation of the Stipulation provided therein;

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4. Dismiss the Action with prejudice in accordance with the terms of the Stipulation and grant the releases described more fully above and in accordance with the terms and conditions of the Stipulation;

5. Grant Plaintiff’s Counsel’s Fee and Expense Application, as the Delaware Court deems appropriate;

XI.	WHAT SHOULD I DO IF I AM A BENEFICIAL OWNER?

Brokerage firms, banks and/or other persons or entities who hold shares of LRAD common stock for the benefit of others are requested to promptly send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such information may be made to:

Katherine H. McDermott

Chief Financial Officer

LRAD Corporation

16990 Goldentop Road

San Diego, California 92127

Telephone: (858) 676-0515

kmcdermott@lradx.com

XII.	HOW DO I GET ADDITIONAL INFORMATION ABOUT THE SETTLEMENT?

This Notice is not all-inclusive. The references in this Notice to the pleadings in the Action, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Action, claims that have been asserted by the parties, and the terms and conditions of the settlement, including a complete copy of the Stipulation, stockholders of LRAD are referred to the Court files in the Action. You or your attorney may examine the Delaware Court files during regular business hours of each business day at the office of the Register in Chancery, Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801. Questions about the settlement or about this Notice in general may be addressed to Plaintiff’s Counsel:

Judith L. Spanier, Esq.

Abbey Spanier, LLP

212 East 39th Street

New York, New York 10016

Telephone: (212) 889-3700

jspanier@abbeyspanier.com

PLEASE DO NOT WRITE OR CALL THE COURT

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BY ORDER OF THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

Dated: , 2013

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EXHIBIT C

Mutual Press Release